UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 29, 2005

BENACQUISTA GALLERIES, INC.
(Exact name of registrant as specified in its chapter)

Nevada	333-104132	71-0928242
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15208 Jarrettsville Pike Monkton, Maryland	21111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 303-9879

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On September 29, 2005, Benacquista Galleries, Inc., a Nevada corporation (“Benacquista”) entered into an agreement with YNOT Education, Inc., a Nevada corporation, to purchase the website www.ynoteduk8.com for a note for $150,000. Benacquista Director Don Tolman is the President and Principal of YNOT Education, Inc. Benacquista director and officer James Price is a director of YNOT Education, Inc. Immediately upon execution of the agreement, YNOT assigned its rights under the promissory note to James Price. As a result of this transaction, Benacquista has purchased a website from two related parties for $150,000. Because of the related party nature of the transaction, there can be no assertion that the website is actually worth $150,000 or that it would sell for such an amount to an unrelated party.

On September 29, 2005, Benacquista Galleries, Inc., a Nevada corporation (“Benacquista”) entered into an agreement with director Don Tolman to publish certain of Tolman’s books and materials. Under the agreement, Tolman will receive royalties of either $1.00 per book or 5% of sales. The agreement doesn’t obligate Benacquista to any minimum royalties, but Tolman can fail to renew the agreement if he does not receive minimum royalties under the agreement of $250,000 during the first two years.

Exhibits

Exhibit 10.1	Asset Purchase Agreement dated September 29, 2005
Exhibit 10.2	Royalty Agreement dated September 29, 2005
Exhibit 99.1	Press Release dated September 29, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Benacquista Galleries, Inc.
(Registrant)

Date: September 29, 2005	By:	/s/ James Price
James Price
Chief Executive Officer